Exhibit 99.1
`Assisted Living Concepts, Inc. Announces Continued Growth in Private Pay Occupancy, Record
Earnings and Strong Strategic Positioning in the Changing Economic Environment
MENOMONEE FALLS, WISCONSIN August 4 , 2011
Highlights:
•	Posted 125% increase in earnings per share over the second quarter of 2010, 31.6% increase after adjustment for One Time Items.

•	Increased average private pay occupancy by 30 and 9 units over the second quarter of 2010 and the first quarter of 2011, respectively.

•	Increased Adjusted EBITDAR as a percent of revenues to 37.0%, up from 33.6% and 33.8% in the second quarter of 2010 and the first quarter of 2011, respectively.

•	Revenues derived from private pay sources as a percentage of total revenue for the second quarter of 2011 was 99.1%
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $6.3 million in the second quarter of 2011 as compared to $2.9 million in the second quarter of 2010.
During the second quarters of both 2011 and 2010, ALC recorded One-Time Items described below. Excluding the One-Time Items, net income in the second quarter of 2011 and 2010 would have been $5.8 million and $4.6 million, respectively.
“In the second quarter of 2011, we continued to see upward movement in our private pay occupancy,” commented Laurie Bebo, President and Chief Executive Officer. “We are particularly pleased that we were able to leverage that growth into 37.0% Adjusted EBITDAR margins, the highest we have posted since becoming a public company.
For the first six months of 2011, ALC reported net income of $11.3 million as compared to $6.5 million in the first six months of 2010.
Excluding the One-Time Items described below, net income in the first six months of 2011 and 2010 would have been $10.3 million and $8.2 million, respectively.
Effective May 20, 2011, ALC implemented a two-for-one stock split of its Class A and Class B Common Stock. All references to share amounts and per share data have been adjusted to reflect this stock split.
Diluted earnings per common share for the second quarter and the first six months ended June 30, 2011 and 2010 were:

	Quarter ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Diluted earnings per common	$0.27	$0.12	$0.49	$0.28
Pro forma diluted earnings per common share excluding One-Time Items	$0.25	$0.19	$0.44	$0.35
One-Time Items in the quarter and six months ended June 30, 2011 included:
1.	A reduction in tax expense associated with the settlement of all issues associated with a tax allocation agreement with a subsidiary of our former parent Extendicare Inc. (now Extendicare Real Estate Investment Trust) ($0.0 million and $0.8 million for the quarter and six months ended June 30, 2011, respectively)

2.	Charges associated with a mark to market adjustment for interest rate swap agreements ($0.0 million and $0.2 million net of tax for the quarter and six months ended June 30, 2011, respectively)

3.	The write-off of deferred financing fees associated with our refinanced debt ($0.0 million and $0.2 million net of tax for the quarter and six months ended June 30, 2011, respectively)

4.	Gains on sales of equity investments ($0.5 million and $0.6 million net of tax for the quarter and six months ended June 30, 2011, respectively )
One-Time Items in the quarter and six months ended June 30, 2010 included:
1.	The reclassification of a decline in the fair market value of equity securities from a component of the Company’s stockholders’ equity to the Company’s income statement ($1.3 million net of tax for both the quarter and six months ended June 30, 2010)

2.	The realignment of ALC’s divisional level management structure in order to better match specific operating talents with certain geographical opportunities. In connection with this realignment, ALC incurred certain expenses primarily related to personnel ($0.3 million net of tax for both the quarter and six months ended June 30, 2010)

3.	The decision not to complete an expansion project due to higher than anticipated site costs. We continue to evaluate existing owned properties for expansion growth. ($0.1 million net of tax for both the quarter and six months ended June 30, 2010)
Certain non-GAAP financial measures are used in the discussions in this release in assessing the performance of the business. See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income (loss) to Adjusted EBITDA and Adjusted EBITDA, calculations of Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenues, and non-GAAP financial measure reconciliation information.
As of June 30, 2011, ALC operated 211 senior living residences comprising 9,325 units.
The following discussions include the impact of the One-Time Items unless otherwise specified.
Quarters ended June 30, 2011, June 30, 2010, March 31, 2011
Revenues of $58.6 million in the second quarter ended June 30, 2011 increased $0.3 million or 0.6% from $58.3 million in the second quarter of 2010 and increased $0.2 million or 0.4% from the first quarter of 2011.
Adjusted EBITDAR for the second quarter of 2011 was $21.7 million or 37.0% of revenues and
•	increased $2.1 million or 10.7% from $19.6 million and 33.6% of revenues in the second quarter of 2010; and

•	increased $2.0 million or 10.0% from $19.7 million and 33.8% of revenues in the first quarter of 2011.
Adjusted EBITDA for the second quarter of 2011 was $17.3 million or 29.5% of revenues and
•	increased $2.8 million or 19.2% from $14.5 million and 24.9% of revenues in the second quarter of 2010; and

•	increased $1.9 million or 12.5% from $15.4 million and 26.3% of revenues in the first quarter of 2011.
Second quarter 2011 compared to second quarter 2010
Revenues in the second quarter of 2011 increased from the second quarter of 2010 primarily due to higher average daily revenue as a result of rate increases ($0.6 million) and an increase in private pay occupancy ($0.3 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($0.6 million). Average private pay rates increased in the second quarter of 2011 by 1.0% over average private pay rates for the second quarter of 2010. Average overall rates, including the impact of improved payer mix, increased in the second quarter of 2011 by 1.5% over comparable rates for the second quarter of 2010.

Both Adjusted EBITDAR and Adjusted EBITDA increased in the second quarter of 2011 primarily due to a decrease in residence operations expenses ($1.1 million) (this excludes the gain on disposal of fixed assets), a decrease in general and administrative expenses ($0.7 million) (this excludes non-cash equity based compensation), and an increase in revenues discussed above ($0.3 million), and, for Adjusted EBITDA only, a decrease in residence lease expense ($0.7 million). Residence operations expenses decreased primarily from lower labor expenses. Staffing needs in the second quarter of 2011 as compared to the second quarter of 2010 decreased primarily because of a decline in the number of units occupied by Medicaid residents who tend to have higher care needs than private pay residents. In addition, general economic conditions enabled us to hire new employees at lower wage rates. General and administrative expenses decreased as a result of expenses incurred in the second quarter of 2010 associated with an all-company conference and expenses associated with the 2010 realignment of our divisions.
Second quarter 2011 compared to the first quarter 2011
Revenues in the second quarter of 2011 increased from the first quarter of 2011 primarily due to one additional day in the second quarter ($0.6 million), an increase in the number of units occupied by private pay residents ($0.1 million), partially offset by lower average daily revenue as a result of promotional discounts ($0.4 million), and the planned reduction in the number of units occupied by Medicaid residents ($0.1 million).
Increased Adjusted EBITDA and Adjusted EBITDAR in the second quarter of 2011 as compared to the first quarter of 2011 resulted primarily from a decrease in residence operations expenses ($1.5 million) (this excludes the gain on disposal of fixed assets), an increase in revenues discussed above ($0.2 million), and a decrease in general and administrative expenses ($0.3 million) (this excludes non-cash equity-based compensation). Residence operations expenses decreased primarily from decreases in utility expenses resulting from normal seasonal fluctuations. General and administrative expenses increased as a result of expenses associated with an all-company conference held in the second quarter of 2011.
Six months ended June 30, 2011 and June 30, 2010
Revenues of $117.0 million in the six months ended June 30, 2011 increased $0.9 million or 0.8% from $116.2 million in the six months ended June 30, 2010.
Adjusted EBITDAR for the six months ended June 30, 2011 was $41.4 million, or 35.4% of revenues and
•	increased $3.1 million or 8.2% from $38.3 million and 33.0% of revenues in the six months ended June 30, 2010.
Adjusted EBITDA for the six months ended June 30, 2011 was $32.6 million, or 27.9% of revenues and
•	increased $4.5 million or 16.2% from $28.1 million and 24.2% of revenues in the six months ended June 30, 2010.
Six months ended June 30, 2011 compared to six months ended June 30, 2010
Revenues in the six months ended June 30, 2011 increased from the six months ended June 30, 2010 primarily due to higher average daily revenue from rate increases ($1.7 million) and an increase in private pay occupancy ($0.6 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($1.4 million). Average private pay rates increased in the six months ended June 30, 2011 by 1.5% over average private pay rates for the six months ended June 30, 2010. Average overall rates, including the impact of improved payer mix, increased in the six months ended June 30, 2011 by 2.0% over the comparable rates for the six months ended June 30, 2010.
Both Adjusted EBITDA and Adjusted EBITDAR increased in the six months ended June 30, 2011 primarily from a decrease in residence operations expenses ($1.5 million) (this excludes the gain on disposal of fixed assets), and the increase in revenues discussed above ($0.9 million), partially offset by an increase in general and administrative expenses ($0.7 million) (this excludes non-cash equity based compensation) and, for

Adjusted EBITDA only, a decrease in residence lease expense ($1.4 million). Residence operations expenses decreased primarily from lower labor and kitchen expenses. Staffing needs in the six months ended June 30, 2011 as compared to the six months ended June 30, 2010 decreased primarily because of a decline in the number of units occupied by Medicaid residents who tend to have higher care needs than private pay residents. In addition, general economic conditions enabled us to hire new employees at lower wage rates. Kitchen expenses were lower due to new group purchasing plans and lower overall occupancy. General and administrative expenses decreased from non-recurring expenses associated with the realignment of our divisions in the 2010 six month period.
Dividend
On August 4, 2011 the Board of Directors declared a dividend of $0.10 per share payable to shareholders of record on the close of business on August 19, 2011 and will be paid on September 15, 2011.
Liquidity
At June 30, 2011 ALC maintained a strong liquidity position with cash of approximately $2.8 million and undrawn lines of $95.5 million.
Investor Call
ALC has scheduled a conference call for tomorrow, August 5, 2011 at 10:00 a.m. (ET) to discuss its financial results for the second quarter. This earnings release will be posted on ALC’s website at www.alcco.com. The toll-free number for the live call is (800) 230-1085 or international (612) 234-9960; the conference name is “ALC Second Quarter Results.” A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on September 5, 2011, by dialing toll free (800) 475-6701, or international (320) 365-3844; the access code is 210445.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,325 residents in 20 states. ALC’s senior living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,100 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition;

and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Income
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues	$58,627	$58,305	$117,036	$116,164
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	33,530	34,805	68,599	70,517
General and administrative	3,741	4,256	7,630	8,030
Residence lease expense	4,427	5,111	8,795	10,194
Depreciation and amortization	5,712	5,698	11,453	11,368

Total operating expenses	47,410	49,870	96,477	100,109

Income from operations	11,217	8,435	20,559	16,055
Other (expense) income:
Other-than-temporary investments impairment	—	(2,026)	—	(2,026)
Interest expense:
Debt	(2,106)	(1,899)	(4,188)	(3,787)
Change in fair value of derivatives and amortization	29	—	(258)	—
Write-off of deferred financing costs	—	—	(279)	—
Interest income	4	4	6	8
Gain on sale of securities	854	—	910	—

Income before income taxes	9,998	4,514	16,750	10,250
Income tax expense	(3,722)	(1,618)	(5,463)	(3,741)

Net income	$6,276	$2,896	$11,287	$6,509

Weighted average common shares:
Basic	22,945	23,134	22,945	23,144
Diluted	23,266	23,476	23,273	23,482
Per share data:
Basic earnings per common share	$0.27	$0.13	$0.49	$0.28
Diluted earnings per common share	$0.27	$0.12	$0.49	$0.28

Dividend declared and paid per common share	$0.10	$—	$0.10	$—

Adjusted EBITDA (1)	$17,281	$14,503	$32,644	$28,100

Adjusted EBITDAR (1)	$21,708	$19,614	$41,439	$38,294

(1)	See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,833	$13,364
Cash and escrow deposits — restricted	3,332	3,472
Investments	1,934	4,599
Accounts receivable, less allowances of $1,914 and $1,414, respectively	4,248	3,201
Prepaid expenses and other current assets, net	3,981	3,020
Income tax receivable	—	356
Deferred income taxes	4,840	5,108
Current assets of discontinued operations	168	168

Total current assets	21,336	33,288

Property and equipment, net	432,691	437,303
Intangible assets, net	9,571	10,193
Restricted cash	2,128	3,448
Other assets	2,249	872

Total assets	$467,975	$485,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,081	$6,154
Accrued liabilities	16,961	20,173
Deferred revenue	9,186	4,784
Income tax payable	350	—
Current maturities of long-term debt	2,501	2,449
Current portion of self-insured liabilities	500	500

Total current liabilities	34,579	34,060

Accrual for self-insured liabilities	1,955	1,597
Long-term debt, less current portion	101,460	129,661
Deferred income taxes	21,746	20,503
Other long-term liabilities	9,760	10,024
Commitments and contingencies

Total liabilities	169,500	195,845

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Class A Common Stock, $0.01 par value, 160,000,000 shares authorized at June 30, 2011 and December 31, 2010; 24,958,537 and 24,816,738 shares issued and 20,026,665 and 19,934,066 shares outstanding, respectively	250	248
Class B Common Stock, $0.01 par value, 30,000,000 shares authorized at June 30, 2011 and December 31, 2010; 2,933,204 and 3,040,620 shares issued and outstanding, respectively	29	30
Additional paid-in capital	316,043	315,753
Accumulated other comprehensive income/(loss)	42	(95)
Retained earnings	58,956	49,970
Treasury stock at cost, 4,931,872 and 4,882,672 shares, respectively	(76,845)	(76,047)

Total stockholders’ equity	298,475	289,259

Total liabilities and stockholders’ equity	$467,975	$485,104

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Six Months Ended
	June 30,
	2011	2010
OPERATING ACTIVITIES:
Net income	$11,287	$6,509
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,453	11,368
Other-than-temporary investments impairment	—	2,026
Amortization of purchase accounting adjustments for leases	(272)	(197)
Provision for bad debts	500	358
Provision for self-insured liabilities	566	262
(Gain)/loss on disposal of fixed assets	(41)	315
Unrealized and realized gain on investments	(910)	(17)
Equity-based compensation expense	673	362
Change in fair value of derivatives and amortization	258	23
Deferred income taxes	1,426	306
Changes in assets and liabilities:
Accounts receivable	(1,547)	(1,317)
Supplies, prepaid expenses and other receivables	(961)	(558)
Deposits in escrow	140	230
Current assets — discontinued operations	—	(132)
Accounts payable	(346)	(1,432)
Accrued liabilities	(2,712)	(3,051)
Deferred revenue	4,402	(360)
Current liabilities — discontinued operations	—	(34)
Payments of self-insured liabilities	(152)	(261)
Income taxes payable / receivable	706	1,935
Changes in other non-current assets	1,846	1,330
Other non-current assets — discontinued operations	—	399
Other long-term liabilities	(88)	100

Cash provided by operating activities	26,228	18,164

INVESTING ACTIVITIES:
Payment for securities	(101)	(110)
Proceeds on sales of securities	3,140	—
Payments for new construction projects	(516)	(3,208)
Payments for purchases of property and equipment	(6,446)	(4,930)
Proceeds from the sale of fixed assets	57	—

Cash used in investing activities	(3,866)	(8,248)

FINANCING ACTIVITIES:
Payments of financing costs	(1,903)	—
Purchase of treasury stock	(798)	(1,120)
Proceeds on borrowings from revolving credit facility	73,000	—
Repayments on borrowings from revolving credit facility	(49,400)	—
Repayment of GE credit facility	(50,000)	—
Repayment of mortgage debt	(1,709)	(917)
Issuance of Class A common stock for stock options	218	—
Dividends paid to stockholders	(2,301)	—

Cash used by financing activities	(32,893)	(2,037)

(Decrease)/increase in cash and cash equivalents	(10,531)	7,879
Cash and cash equivalents, beginning of year	13,364	4,360

Cash and cash equivalents, end of period	$2,833	$12,239

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$3,981	$3,575
Income tax payments, net of refunds	4,081	1,494

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Three months ended
	June 30,	March 31,	June 30,
Continuing residences*	2011	2011	2010
Average Occupied Units by Payer Source
Private	5,506	5,497	5,476
Medicaid	81	93	162

Total	5,587	5,590	5,638

Occupancy Mix by Payer Source
Private	98.6%	98.3%	97.1%
Medicaid	1.4%	1.7%	2.9%

Percent of Revenue by Payer Source
Private	99.1%	99.0%	98.1%
Medicaid	0.9%	1.0%	1.9%

Average Revenue per Occupied Unit Day	$115.31	$116.09	$113.64

Occupancy Percentage*	62.1%	62.4%	62.7%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended June 30, 2011, March 31, 2011 and June 30, 2010 we actively operated 8,999, 8,959 and 8,991 units, respectively.

	Three months ended
	June 30,	March 31,	June 30,
Same residence basis**	2011	2011	2010
Average Occupied Units by Payer Source
Private	5,466	5,459	5,426
Medicaid	81	93	150

Total	5,547	5,522	5,576

Occupancy Mix by Payer Source
Private	98.5%	98.3%	97.3%
Medicaid	1.5%	1.7%	2.7%

Percent of Revenue by Payer Source
Private	99.1%	99.0%	98.2%
Medicaid	0.9%	1.0%	1.8%

Average Revenue per Occupied Unit Day	$114.95	$115.73	$113.69

Occupancy Percentage	62.3%	62.4%	62.7%

**	Excludes quarterly impact of 45 completed expansion units, 72 re-opened renovated units and 97 units temporarily closed for renovation.

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Six months ended
	June 30,	June 30,
Continuing residences*	2011	2010
Average Occupied Units by Payer Source
Private	5,502	5,472
Medicaid	87	188

Total	5,589	5,660

Occupancy Mix by Payer Source
Private	98.4%	96.7%
Medicaid	1.6%	3.3%

Percent of Revenue by Payer Source
Private	99.1%	97.8%
Medicaid	0.9%	2.2%

Average Revenue per Occupied Unit Day	$115.70	$113.39

Occupancy Percentage*	62.2%	62.9%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the six months ended June 30, 2011 and June 30, 2010 we actively operated 8,979 and 9,004 units, respectively.

	Six months ended
	June 30,	June 30,
Same residence basis**	2011	2010
Average Occupied Units by Payer Source
Private	5,462	5,420
Medicaid	87	173

Total	5,549	5,593

Occupancy Mix by Payer Source
Private	98.4%	96.9%
Medicaid	1.6%	3.1%

Percent of Revenue by Payer Source
Private	99.1%	97.9%
Medicaid	0.9%	2.1%

Average Revenue per Occupied Unit Day	$115.34	$113.48

Occupancy Percentage	62.4%	62.9%

**	Excludes quarterly impact of 45 completed expansion units, 162 units temporarily closed for renovation and 72 re-opened renovated units.

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income to Adjusted EBITDA and Adjusted EBITDAR:

	Three months ended			Six months ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2011	2010	2011	2011	2010
	(in thousands)
Net income	$6,276	$2,896	$5,011	$11,287	$6,509
Add provision for income taxes	3,722	1,618	1,741	5,463	3,741

Income before income taxes	$9,998	$4,514	$6,752	$16,750	$10,250
Add:
Depreciation and amortization	5,712	5,698	5,741	11,453	11,368
Interest expense, net	2,102	1,895	2,080	4,182	3,779
Non-cash equity based compensation	393	225	280	673	362
(Gain)/loss on disposal of fixed assets	(41)	145	—	(41)	315
Write-down of equity investments	—	2,026	—	—	2,026
Gain on sale of equity investments	(854)	—	(56)	(910)	—
Change in value of derivative and amortization	(29)	—	287	258	—
Write-off of deferred financing fees	—	—	279	279	—

Adjusted EBITDA	17,281	14,503	15,363	32,644	28,100
Add: Lease expense	4,427	5,111	4,368	8,795	10,194

Adjusted EBITDAR	$21,708	$19,614	$19,731	$41,439	$38,294

Adjusted EBITDA	$17,281	$14,503	$15,363	$32,644	$28,100
Add: Division realignment expense	—	453	—	—	453

Adjusted EBITDA before division realignment expense	17,281	14,956	15,363	32,644	28,553
Add: Lease expense	4,427	5,111	4,368	8,795	10,194

Adjusted EBITDAR before division realignment expense	$21,708	$20,067	$19,731	$41,439	$38,747

The following table sets forth the calculations of Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA before division realignment and Adjusted EBITDAR before division realignment as percentages of total revenue:

	Three months ended			Six months ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2011	2010(1)	2011	2011	2010(1)
	(in thousands)
Revenues	$58,627	$58,305	$58,409	$117,036	$116,164

Adjusted EBITDA	$17,281	$14,503	$15,363	$32,644	$28,100

Adjusted EBITDAR	$21,708	$19,614	$19,731	$41,439	$38,294

Adjusted EBITDA as percent of total revenues	29.5%	24.9%	26.3%	27.9%	24.2%

Adjusted EBITDAR as percent of total revenues	37.0%	33.6%	33.8%	35.4%	33.0%

(1)	Includes division realignment expenses of $453 in both the quarter and six months ended June 30, 2010. Excluding division realignment expenses, Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA as a percent of sales and Adjusted EBITDAR as a percent of sales for the quarter ended June 30, 2010 would have been $14,956, $20,067, 25.7% and 34.4%, respectively. Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA as a percent of sales and Adjusted EBITDAR as a percent of sales for the six months ended June 30, 2010 would have been $28,553, $38,747, 24.6% and 33.4%, respectively.

ASSISTED LIVING CONCEPTS, INC.
Reconciliation of Non-GAAP Measures
(unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(dollars in thousands except per share data)
Net income	$6,276	$2,896	$11,287	$6,509
Add one time charges:
Write down of equity investments	—	2,026	—	2,026
Write-off of deferred financing costs	—	—	279	—
Change in value of derivative and amortization	29	—	258	—
Loss on disposal of fixed assets related to expansion project	—	125	—	125
Division realignment expense	—	453	—	453
Less one time credits:
Settlement relating to tax allocation agreement	—	—	750	—
Gain on sale of equity investments	854	—	910	—
Net tax (expense) / benefit from charges and credits	(307)	933	(138)	933

Pro forma net income excluding one-time charges and credits	$5,758	$4,567	$10,302	$8,180

Weighted average common shares:
Basic	22,945	23,134	22,945	23,144
Diluted	23,266	23,476	23,273	23,482

Per share data:
Basic earnings per common share
Net income	$0.27	$0.13	$0.49	$0.28
Less: gain/ (loss) from one time charges and credits	0.03	(0.07)	0.05	(0.07)

Pro forma net income excluding one-time charges	$0.25	$0.20	$0.45	$0.35

Diluted earnings per common share*
Net income	$0.27	$0.12	$0.49	$0.28
Less: gain/ (loss) from one time charges and credits	0.02	(0.07)	0.05	(0.07)

Pro forma net income excluding one-time charges	$0.25	$0.19	$0.44	$0.35

*	Per share numbers may not add due to rounding